Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces Third Quarter 2015 Results and

$100 Million Share Repurchase Program

Sales of $1.071 billion

Net income available to common stockholders of $10 million

Diluted EPS of $0.10 per share

Adjusted EBITDA of $51 million

Debt reduced by $790 million in 2015

Houston, TX – November 5, 2015 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced third quarter 2015 results.

The company’s sales were $1.071 billion for the third quarter of 2015, which were 34% lower than the third quarter of 2014 and 11% lower than the second quarter of 2015. The decline was driven by reduced activity across all sectors but particularly upstream. Sales were also negatively impacted by the strengthening of the U.S. dollar, which reduced reported sales by $44 million, or 3% from the third quarter last year.

Net income available to common stockholders, which is net income less dividends attributable to preferred stockholders, for the third quarter of 2015 was $10.0 million, or $0.10 per diluted share, compared to $50.1 million, or $0.49 per diluted share for the third quarter of 2014.

Andrew R. Lane, MRC Global’s chairman, president and chief executive officer stated, “The third quarter results reflect the continued decline in spending by our customers in response to the current oil and gas commodity price environment. I’m pleased with our performance in this difficult market. We are focused on what we can control: winning and retaining customers, controlling costs and strengthening our balance sheet.”

Mr. Lane added, “We continue to have an excellent track record of contract renewals. This quarter we added a new five-year contract with Phillips 66, a new three-year contract with our largest Canadian customer and we also recently won our largest alloy pipe, fitting and flange order in Norway to date. We have controlled our operating cost structure by reducing SG&A 15% in the first nine months of 2015 compared to the same period last year. Finally, as a result of generating strong operating cash flows of $481 million for the first nine months of the year, combined with our recent preferred stock offering, we have reduced total debt by $790 million this year, bringing the net debt balance to $631 million at the end of the third quarter. Our balance sheet is strong, and we are well positioned for the future.”

MRC Global’s third quarter 2015 gross profit was $185.2 million, or 17.3% of sales, a decline from third quarter 2014 gross profit of $278.0 million, or 17.2% of sales. Gross profit for the third quarter 2015 and 2014 reflected a benefit of $15.0 million and a charge of $3.9 million, respectively, in cost of sales relating to the use of the last-in, first out (“LIFO”) method of inventory cost accounting.

Selling, general and administrative (“SG&A”) expenses were $142.0 million, or 13.3% of sales, for the third quarter of 2015 compared to $184.8 million, or 11.4% of sales, for the same period of 2014. SG&A expenses were reduced by 23% versus the third quarter 2014, primarily due to the cost reduction measures. A favorable impact on expenses from a stronger U.S. dollar of $10.1 million also benefitted the quarter. SG&A expenses for the third quarter of 2015 included $0.7 million of severance and restructuring charges. The third quarter of 2014 included $8.3 million of pre-tax charges related to the cancellation of executive employment agreements and severance and restructuring charges.

Adjusted EBITDA was $51.3 million in the third quarter of 2015 compared to $132.3 million for the same period in 2014. Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

The effective tax rate in the third quarter 2015 was 54.9%. The increase in the effective tax rate was the result of a higher expected tax rate for the full year of 42.6% due primarily to changes in our international segment including lower than previously forecasted pre-tax profits, pre-tax losses in certain jurisdictions with no corresponding tax benefit and the recognition of a valuation allowance for certain deferred tax assets during the third quarter.

Sales by Segment

U.S. sales in the third quarter of 2015 were $865.4 million, down $339.8 million or 28.2% from the same quarter in 2014. The decrease reflected a $227 million decrease in the upstream sector, a $96 million decrease in the midstream sector and a modest decrease in the downstream sector. The decreases were attributable to reduced customer spending.

Canadian sales in the third quarter of 2015 were $69.4 million, down $91.8 million or 56.9% from the same quarter in 2014. The decrease in Canadian sales reflected an $81 million decrease in the upstream business due to a significant decline in customer spending. Sales were negatively impacted by $14 million as a result of a stronger U.S. dollar.

International sales in the third quarter of 2015 were $136.4 million, down $115.3 million or 45.8% from the same period in 2014. The decrease was due primarily to lower project activity and deferral of maintenance, repair and operations expenditures particularly in Europe, Norway and Australia. Sales were negatively impacted by $30 million due to the strengthening of the U.S. dollar.

Sales by Sector

Upstream sales in the third quarter of 2015 decreased 49.7% from the third quarter of 2014 to $378.8 million, or 35% of total sales. The decline in upstream sales was across all segments and was a result of reduced customer activity. U.S. upstream sales declined 47% in the third quarter of 2015 from the third quarter 2014 as compared to a 55% decline in the average U.S. rig count over the same period.

Midstream sales in the third quarter of 2015 decreased 22.0% from the third quarter of 2014 to $370.0 million, or 35% of total sales. Sales to transmission customers were down 38% while sales to gas utility customers were up by 9% over the same quarter in 2014.

Downstream sales in the third quarter of 2015 decreased 17.5% from the third quarter of 2014 to $322.4 million, or 30% of total sales. The decline in the downstream sector was primarily in the International segment as a result of lower sales in Europe, Australia and Singapore. Sales in the U.S. were down 6.4%. A stronger U.S. dollar was responsible for 3.6% of the sales decline.

Balance Sheet

During the third quarter, the company reduced debt by $184 million to total debt outstanding of $664 million at September 30, 2015. The debt repayment was funded by $203.8 million of cash provided by operations during the third quarter of 2015 and benefitted from a planned reduction in working capital. In addition, cash balances were $32.9 million at September 30, 2015 compared to $25.1 million at the end of 2014. Debt, net of cash, was $631 million at September 30, 2015.

Share Repurchase Program

In November 2015, the board of directors authorized a share repurchase program for common stock of up to $100 million. The program is scheduled to expire on December 31, 2017. The shares may be repurchased at management’s discretion in the open market. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice.

Mr. Lane commented, “Our focus throughout this year has been on repositioning the balance sheet. We now look to capitalize on our strong financial position through opportunistic share repurchases. The authorization reflects the Board’s confidence in MRC Global’s ability to sustain and improve upon our position.”

Conference Call

The Company will hold a conference call to discuss its third quarter 2015 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on November 6, 2015. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through November 20, 2015 and can be accessed by dialing 201-612-7415 and using pass code 13619736#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected”, “looking forward”, “guidance” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, the company’s expectations regarding the pay down of its debt, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  the impact on us of changes in generally accepted accounting principles or tax laws or adverse positions taken by taxing authorities in the countries in which the company operates; and compliance with and changes in laws and regulations in the countries in which we operate.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2015	2014

	(In thousands, except per share amounts)
Assets
Current assets:
Cash	$ 32,944	$ 25,064
Accounts receivable, net	663,841	974,454
Inventories, net	894,233	1,186,946
Other current assets	37,528	35,698
Total current assets	1,628,546	2,222,162

Other assets	25,749	28,534

Property, plant and equipment, net	117,535	116,001

Intangible assets:
Goodwill, net	780,519	806,006
Other intangible assets, net	646,045	701,118

	$ 3,198,394	$ 3,873,821

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$ 387,606	$ 538,943
Accrued expenses and other current liabilities	116,481	167,825
Deferred income taxes	65,671	69,435
Current portion of long-term debt	7,935	7,935
Total current liabilities	577,693	784,138

Long-term obligations:
Long-term debt, net	655,858	1,445,709
Deferred income taxes	214,144	223,705
Other liabilities	21,501	23,054

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363 shares; 363 and no shares issued and outstanding, respectively	355,467	-

Stockholders' equity:
Common stock, $0.01 par value per share: 500,000 shares authorized, 102,202 and 102,095 issued and outstanding, respectively	1,022	1,022
Additional paid-in capital	1,663,502	1,655,696
Retained deficit	(68,541)	(122,625)
Accumulated other comprehensive loss	(222,252)	(136,878)
	1,373,731	1,397,215
	$ 3,198,394	$ 3,873,821

MRC Global Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014

	(In thousands, except per share amounts)
Sales	$ 1,071,189	$ 1,618,146	$ 3,561,543	$ 4,421,120
Cost of sales	886,034	1,340,103	2,950,549	3,651,523
Gross profit	185,155	278,043	610,994	769,597

Selling, general and administrative expenses	142,044	184,842	460,395	541,518
Operating income	43,111	93,201	150,599	228,079

Other expense:
Interest expense	(10,070)	(14,925)	(38,365)	(45,436)
Write off of debt issuance costs	-	-	(3,249)	-
Change in fair value of derivative instruments	1,670	2,593	534	(1,667)
Other, net	844	(4,677)	(2,404)	(7,961)
Income before income taxes	35,555	76,192	107,115	173,015
Income tax expense	19,536	26,058	45,756	60,061
Net income	16,019	50,134	61,359	112,954
Series A preferred stock dividends	5,982	-	7,275	-
Net income available to common stockholders	$ 10,037	$ 50,134	$ 54,084	$ 112,954

Basic earnings per common share	$ 0.10	$ 0.49	$ 0.53	$ 1.11
Diluted earnings per common share	$ 0.10	$ 0.49	$ 0.53	$ 1.10
Weighted-average common shares, basic	102,187	102,035	102,157	101,982
Weighted-average common shares, diluted	102,529	102,860	102,417	102,875

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2015	2014

Operating activities	(In thousands)
Net income	$ 61,359	$ 112,954
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	15,114	17,075
Amortization of intangibles	45,913	53,209
Equity-based compensation expense	8,282	7,468
Deferred income tax benefit	(17,477)	(25,178)
Amortization of debt issuance costs	3,339	3,822
Write off of debt issuance costs	3,249	-
(Decrease) increase in LIFO reserve	(30,082)	5,907
Change in fair value of derivative instruments	(534)	1,667
Provision for uncollectible accounts	1,677	941
Foreign currency losses	4,360	1,798
Other non-cash items	(73)	1,318
Changes in operating assets and liabilities:
Accounts receivable	283,457	(226,789)
Inventories	289,205	(83,186)
Income taxes payable	(4,969)	17,179
Other current assets	(3,330)	(6,632)
Accounts payable	(136,440)	38,397
Accrued expenses and other current liabilities	(42,436)	11,414
Net cash provided by (used in) operations	480,614	(68,636)

Investing activities
Purchases of property, plant and equipment	(23,781)	(10,051)
Proceeds from the disposition of property, plant and equipment	994	1,231
Acquisitions, net of cash acquired	-	(346,992)
Other investment and notes receivable transactions	(3,631)	1,342
Net cash used in investing activities	(26,418)	(354,470)

Financing activities
Payments on revolving credit facilities	(1,102,190)	(1,148,750)
Proceeds from revolving credit facilities	566,835	1,585,509
Payments on long-term obligations	(255,951)	(5,951)
Proceeds from issuance of preferred stock, net of issuance costs	355,467	-
Dividend paid on series A preferred stock	(4,260)	-
Debt issuance costs paid	(1,361)	(3,606)
Proceeds from exercise of stock options	314	2,145
Tax benefit on stock options	-	186
Other	(331)	-
Net cash (used in) provided by financing activities	(441,477)	429,533

Increase in cash	12,719	6,427
Effect of foreign exchange rate on cash	(4,839)	(485)
Cash -- beginning of period	25,064	25,188
Cash -- end of period	$ 32,944	$ 31,130

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Net Income to Net Income

0

	September 30, 2015
	Three Months Ended		Nine Months Ended
	Net Income	Per Share	Net Income	Per Share*

	(In thousands, except per share amounts)
Net income available to common stockholders	$ 10,037	$ 0.10	$ 54,084	$ 0.53
Write off of debt issuance costs (1)	-	-	2,058	0.02
Severance and restructuring charges (2)	500	-	7,762	0.08
Adjusted net income available to common stockholders	$ 10,537	$ 0.10	$ 63,904	$ 0.62

	September 30, 2014
	Three Months Ended		Nine Months Ended
	Net Income	Per Share	Net Income	Per Share

	(In thousands, except per share amounts)
Net income available to common stockholders	$ 50,134	$ 0.49	$ 112,954	$ 1.10
Loss on sale of Canadian PCP business (3)	-	-	5,012	0.05
Severance and restructuring charges (2)	2,058	0.02	5,676	0.06
Cancellation of executive employment agreements (4)	3,614	0.03	3,614	0.03
Adjusted net income available to common stockholders	$ 55,806	$ 0.54	$ 127,256	$ 1.24

o

0Notes to above:

(1)	Charge (after-tax) related to the early repayment of debt with the proceeds from the issuance of Series A preferred stock.
(2)	Charge (after-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A.
(3)	Charge (after-tax) related to the sale of the company’s progressive cavity pump distribution and servicing business in Canada recorded in Other, net.
(4)	Charge (after-tax) related to the cancellation of executive employment agreements recorded in SG&A, including both equity-based compensation and cash components.

* Column does not foot due to rounding.

The company presents adjusted net income and adjusted net income per share because the company believes these measures are useful indicators of what the company’s net income and net income per share would have been without the impact of these events being included and believes that many analysts and investors will want to know this information when comparing the company’s results against the results of other companies. Adjusted net income and adjusted net income per share, however, do not represent and should not be considered as an alternative to net income and net income per share calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). Because adjusted net income and adjusted net income per share do not account for certain expenses, its utility as a measure of our performance has material limitations. Because of these limitations, management does not view adjusted net income and net income per share in isolation or as a primary performance measure and also uses other measures, such as net income and net income per share, to measure performance.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014

	(In millions)
Net income	$ 16.0	$ 50.1	$ 61.4	$ 113.0
Income tax expense	19.5	26.1	45.7	60.1
Interest expense	10.1	14.9	38.4	45.4
Depreciation and amortization	4.9	6.5	15.1	17.1
Amortization of intangibles	15.0	19.3	45.9	53.2
(Decrease) increase in LIFO reserve	(15.0)	3.9	(30.1)	5.9
Change in fair value of derivative instruments	(1.7)	(2.6)	(0.5)	1.7
Equity-based compensation expense (1)	2.9	3.4	8.3	7.4
Loss on sale of Canadian PCP business (2)	-	-	-	6.2
Write off of debt issuance costs (3)	-	-	3.2	-
Severance and restructuring charges (4)	0.7	2.6	9.4	7.5
Cancellation of executive employment agreements (cash portion) (5)	-	3.2	-	3.2
Foreign currency (gains) losses	(1.1)	4.9	4.3	1.8
Adjusted EBITDA	$ 51.3	$ 132.3	$ 201.1	$ 322.5

Notes to above:

(1)	Recorded in SG&A.
(2)	Charge (pre-tax) related to the sale of the company’s progressive cavity pump distribution and servicing business in Canada recorded in Other, net.
(3)	Charge (pre-tax) related to the early repayment of debt with the proceeds from the issuance of Series A preferred stock.
(4)	Charge (pre-tax) for employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A.
(5)	Cash compensation charges (pre-tax) associated with the cancellation of executive employment agreements recorded in SG&A.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses (such as gain/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit to Gross Profit

	Three Months Ended
	September 30,	Percentage	September 30,	Percentage
	2015	of Revenue	2014	of Revenue

	(Dollars in millions)
Gross profit, as reported	$ 185.2	17.3%	$ 278.0	17.2%
Depreciation and amortization	4.9	0.4%	6.5	0.4%
Amortization of intangibles	15.0	1.4%	19.3	1.2%
(Decrease) increase in LIFO reserve	(15.0)	(1.4%)	3.9	0.2%
Adjusted gross profit	$ 190.1	17.7%	$ 307.7	19.0%

	Nine Months Ended
	September 30,	Percentage	September 30,	Percentage
	2015	of Revenue	2014	of Revenue

	(Dollars in millions)
Gross profit, as reported	$ 611.0	17.2%	$ 769.6	17.4%
Depreciation and amortization	15.1	0.3%	17.1	0.4%
Amortization of intangibles	45.9	1.3%	53.2	1.2%
(Decrease) increase in LIFO reserve	(30.1)	(0.8%)	5.9	0.1%
Adjusted gross profit	$ 641.9	18.0%	$ 845.8	19.1%

Notes to above:

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions they have been involved in. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

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